[S]
Name of Issuer:
[C]
Golden Books Family Entertainment Inc.
[S]
Title of Class of Securities:
[C]
Common Stock, $.01 par value
[S]
CUSIP Number:
[C]
380804014
[S]
Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications:
[C]
 Judith Whittaker, Vice President and General Counsel Hallmark Cards,
Incorporated
2501 McGee Trafficway, Kansas City, MO 64108
[S]
Date of Event which Requires Filing of this Statement:
[C]
December 28, 1999
[S]
CUSIP Number:
[C]
380804014
[S]
1. NAME OF REPORTING PERSON:
[C]
HC CROWN CORP
[S]
1. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
[C]
51-0296037
[S]
6. CITIZENSHIP OR PLACE OF ORGANIZATION:
[C]
DELAWARE
[S]
7. SOLE VOTING POWER
[C]
NONE
[S]
8. SHARED VOTING POWER:
[C]
NONE
[S]
9. SOLE DISPOSITIVE POWER:
[C]
NONE
[S]
10. SHARED DISPOSITIVE POWER:
[C]
NONE
[S]
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
[C]
NONE
[S]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
[C]
0%
[S]
14. TYPE OF REPORTING PERSON
[C]
CO
[S]
CUSIP Number:
[C]
380804014
[S]
Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications:
[C]
 Judith Whittaker, Vice President and General Counsel Hallmark Cards,
Incorporated
2501 McGee Trafficway, Kansas City, MO 64108 (816)-274-4052
[S]
Date of Event which Requires Filing of this Statement:
[C]
December 28, 1999
[S]
Name of Reporting Person:
[C]
HALLMARK CARDS, INCORPORATED
[S]
1. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
[C]
44-0272180
[S]
6. CITIZENSHIP OR PLACE OF ORGANIZATION:
[C]
MISSOURI
[S]
7. SOLE VOTING POWER
[C]
NONE
[S]
8. SHARED VOTING POWER:
[C]
NONE
[S]
9. SOLE DISPOSITIVE POWER:
[C]
NONE
[S]
10. SHARED DISPOSITIVE POWER:
[C]
NONE
[S]
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
[C]
NONE
[S]
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
[C]
0%
[S]
14. TYPE OF REPORTING PERSON
[C]
CO
ITEM 5. INTEREST IN SECURITIES OF THE ISSUES

ITEM 5 IS AMMENDED IN ITS ENTIRETY BY SUBSTITUTING THE
FOLLOWING:

ON DECEMBER 28, 1999, HC CROWN CORP. DISPOSED OF ALL OF ITS
INTEREST IN THE COMMON STOCK.

SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS
STATEMENT IS TRUE, COMPLETE AND CORRECT.


HC CROWN CORPORATION
BY: /S/ JUDITH WHITTAKER
---------------------------------------
NAME: JUDITH WHITTAKER
TITLE:  VICE PRESIDENT

HALLMARK CARDS, INCORPORATED
BY: /S/ JUDITH WHITTAKER
---------------------------------------
NAME: JUDITH WHITTAKER
TITLE:  VICE PRESIDENT